EXHIBIT 99.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”), is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BYRON L. BERGREN (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company and Employee entered into an Agreement dated as of August 24, 2004 (“Agreement”) with respect to the employment of Employee as the President and Chief Executive Officer of the Company;
     WHEREAS, the Company and Employee entered into an amendment to the Agreement as of May 1, 2005 (“First Amendment”) pursuant to which the annual base salary payable to Employee was increased;
     WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Company’s Board of Directors (“Board”) and the Company’s Board have approved certain modifications to the Agreement as modified by the First Amendment and as further modified by this Second Amendment; and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
     1. Term of Agreement; Renewal; Effective Date of this Second Amendment.
          (a) Amendment of Paragraph 2 of Agreement. Paragraph 2 of the Agreement is amended to set forth the following agreement between the Company and Employee:
               (i) “January 31, 2008” is changed to “February 8, 2008.”
               (ii) In all other respects, Paragraph 2 of the Agreement shall remain in effect.
          (b) Effective Date of this Second Amendment. This Second Amendment shall be effective upon execution by Employee and the Company and its terms approved by the HRCC and the Board (“Effective Date of this Second Amendment”).
     2. Salary. Amendment of Paragraph 4(a) of the Agreement. Paragraph 4(a) of the Agreement, as amended by the First Amendment, is further amended to set forth the following agreement between the Company and Employee:

          (a) Effective May 1, 2006, Employee’s Base Salary shall be increased to one million dollars ($1,000,000).
          (b) In all other respects, Paragraph 4(a) of the Agreement, as modified by the First Amendment, shall remain in effect.
     3. Bonus. Amendment of Paragraph 4(b) of the Agreement. Paragraph 4(b) of the Agreement is amended to set forth the following agreement between the Company and Employee:
          (a) For the fiscal year of the Company beginning January 29, 2006 (“Current Fiscal Year”):
               (i) Employee shall be eligible for a bonus under The Bon-Ton Stores, Inc. Cash Bonus Plan (“Cash Bonus Plan”) with the following parameters: a threshold bonus of seventy-five percent (75%) of Employee’s Base Pay effective May 1, 2006; a target bonus of one-hundred fifty percent (150%) of Employee’s Base Pay effective May 1, 2006; and a maximum bonus of two hundred percent (200%) of Employee’s Base Pay effective May 1, 2006. If earned, one bonus will be paid depending upon the level of achievement as specified in subparagraphs (ii) through (iv) below.
               (ii) This bonus shall be based on attainment of specified levels of achievement with respect to two performance measures. The achievement by the Company of a level of net income as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Net Income”) shall account for seventy-five percent (75%) of the potential bonus payout, and the performance and the achievement by the Company of a level of net sales as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Net Sales”) shall account for twenty-five (25%) of the potential bonus payout. Employee’s bonus for the Current Fiscal Year shall be calculated in a manner consistent with the Company’s past practices and consistent with the bonus determinations for the Current Fiscal Year for the other senior executives of the Company under the Cash Bonus Plan.
               (iii) The amount payable to Employee at the various levels of achievement is set out on a table entitled CEO 2006 Bonus Metrics (“CEO 2006 Bonus Metrics Table”), approved by the HRCC of the Company’s Board and by the Executive Committee of the Company’s Board, and delivered to Employee.
               (iv) A bonus as specified in the CEO 2006 Bonus Metrics Table between the levels of the threshold bonus and target bonus, or between the levels of the target bonus and the maximum bonus, as applicable, shall be paid for achievement of the performance measures specified in the CEO 2006 Bonus Metrics Table, subject to the following.
                    (A) Achievement of Net Income below the Net Income required for the threshold bonus as specified on the CEO 2006 Bonus Metrics Table shall result in no payment of any portion of the 2006 bonus.

                    (B) Achievement of Net Sales below the Net Sales required for the threshold bonus as specified on the CEO 2006 Bonus Metrics Table shall result in no payment of the Net Sales portion of the 2006 bonus, but the portion of the bonus based upon Net Income nevertheless shall be payable provided the Net Income required for that threshold bonus is achieved.
          (b) In all other respects, Paragraph 4(b) of the Agreement shall remain in effect.
     4. Long Term Incentive Plan. Amendment of Paragraph 6 of the Agreement. Paragraph 6 of the Agreement is amended to set forth the following agreement between the Company and Employee:
          (a) Restricted Share Grant. As soon as practicable after the Effective Date of this Second Amendment, Employee shall receive under The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (“Stock Incentive Plan”) an additional grant of restricted shares of the Company’s Common Stock (“Restricted Shares”) with a value of one million dollars ($1,000,000) as of the Effective Date of this Second Amendment. Employee’s ownership of these Restricted Shares shall vest on February 8, 2008 provided that Employee is continuously employed by the Company through February 8, 2008, except that these Restricted Shares shall vest immediately upon Employee’s discharge without Cause or resignation for Good Reason, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement. The material terms of this grant of Restricted Stock are set forth in Exhibit A to this Second Amendment.
          (b) Restricted Stock Units.
               (i) As soon as practicable following shareholder approval in accordance with Paragraph 4(b)(viii) of this Second Amendment, Employee shall receive a grant of Restricted Stock Units (“RSUs”) with a value of one million dollars ($1,000,000) as of the Effective Date of this Second Amendment, which RSUs shall be subject to performance-based vesting provisions pursuant to the Stock Incentive Plan.
               (ii) One-half of these RSUs (“2006 RSUs”) shall become vested based upon achievement of the performance goals set for the Company’s Current Fiscal Year, and the other one-half of these RSUs (“2007 RSUs”) shall become vested based upon the achievement of the performance goals set for the Company’s 2007 Fiscal Year.
               (iii) With respect to the 2006 RSUs:
                    (A) One hundred percent (100%) shall become fully vested in the event that the Company achieves the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table. (Net Income for the purposes of this Paragraph 4(b)(iii) shall be determined in a manner consistent with the determination of Net Income applicable to Employee’s bonus under Paragraph 3(a) of this Second Amendment.)

                    (B) Eighty seven and one-half percent (87.5%) shall become fully vested in the event that the Company achieves ninety-five percent (95%) of the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table.
                    (C) Seventy five percent (75%) shall become fully vested in the event that the Company achieves ninety percent (90%) of the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table.
                    (D) Achievement of Net Income below the Net Income required for the threshold bonus as specified on the CEO 2006 Bonus Metrics Table shall result in forfeiture of the 2006 RSUs.
               (iv) Targets for the 2007 RSUs shall be established by the HRCC at the same time as performance goals are established by the HRCC for the cash bonus under the Cash Bonus Plan pursuant to Paragraph 4(b) of the Agreement as amended by Paragraph 3 of this Second Amendment.
               (v) RSUs not earned and vested on the effective date of Employee’s termination of employment for any reason, whether initiated by Employee or by the Company, are forfeited, subject to Paragraph 4(b)(vi) of this Second Amendment with respect to the 2007 RSUs:
               (vi) Special Provision Regarding Vesting of 2007 RSUs. In the event that Employee is discharged without Cause on or after February 4, 2007 or resigns for Good Reason on or after February 4, 2007, the 2007 RSUs granted to Employee which, under their terms, are not vested as of the date of such termination of employment, shall become vested to the extent provided in such performance schedule as has been established with respect to the 2007 RSUs and the underlying shares delivered to Employee for the 2007 Fiscal Year as if Employee remained employed with the Company through the date that a determination of vesting of the 2007 RSUs is made, without regard to such prior discharge without Cause or resignation for Good Reason, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement.
               (vii) The underlying shares of stock for any vested RSUs shall be delivered to Employee as soon as practicable following the later of: (A) vesting based upon a determination as to the extent to which the Company attained its performance goals for the applicable fiscal year; and (B) six (6) months after the effective date of Employee’s termination from the Company.
               (viii) This grant of RSUs is made pursuant to the performance-based award provisions of the Stock Incentive Plan as amended and restated, which amendment and restatement is subject to shareholder approval.
               (ix) The material terms of this grant of RSUs are set forth in Exhibit B to this Second Amendment.
     5. Termination of Employment. Amendment of Paragraph 12(c) of the Agreement.

(a)	The following shall be substituted for Paragraph 12(c):

Resignation for Good Reason. Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in paragraph 12(d) below. The Company may waive Employee’s obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be President and Chief Executive Officer or a diminution in Employee’s responsibilities, duties or authority other than a reassignment of such responsibilities, duties or authority in connection with the Company’s succession planning (with good faith and co-operation between the Board and Employee with respect to implementing a transition plan) in anticipation of Employee’s separation on or after February 8, 2008; causing the Employee to cease reporting to the Board; failing to nominate Employee to continue to serve as a Director of the Company or removing Employee from the Board; any reduction in the Employee’s Base Salary below the amount then in effect; any reduction in the Employee’s potential bonus-eligibility amount; or any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless the Employee provides the Company with written notice detailing the matters he asserts to be “Good Reason” which the Company does not cure within thirty (30) days of receiving the notice.
     6. Payment and Rights Upon Termination. Amendment of Paragraph 13(a) of the Agreement.
(a)	The following shall be substituted for Paragraph 13(a)(ii):

“After completion of one year after the Effective Date, prompt payment of all accrued wages and accrued but unused vacation pay through the date of termination of employment and: (A) severance pay in the amount of his Base Salary payable in installments for a period of two (2) years from the date of termination; (B) continued participation in the Company’s group health benefit plan pursuant to COBRA; (C) reimbursement of Employee’s premiums paid in connection with such participation for a period of eighteen (18) months; and (D) as soon as practicable thereafter, a payment equal to six (6) times the then applicable COBRA premium; and”

(b)	In all other respects, Paragraph 13(a) of the Agreement shall remain in effect.

     7. Payments and Rights Upon Termination — Change of Control. Amendment of Paragraph 13(f).
(a)	The following shall be substituted for the current language in Paragraph 13(f)(i) of the Agreement:

“Notwithstanding the foregoing, upon a Change of Control as defined in Paragraph 12(d), Employee’s options and restricted shares shall immediately vest as provided in Paragraph 12(d) and following a Change of Control if either (x) the Employee’s employment ceases for any reason after the expiration of three months following the Change of Control, including, without limitation, resignation by Employee with or without Good Reason; or (y) during the three months immediately following the Change of Control he is terminated other than for Cause, Employee shall receive a “Change of Control Payment” equal to the lesser of 2.99 times his Base Salary (at the salary level immediately preceding the Change of Control plus his average bonus for the three (3) immediately preceding fiscal years) or, if applicable, the “280G Permitted Payment” (as described in subparagraph (ii)).

(b)	In all other respects, Paragraph 13(f) of the Agreement shall remain in effect.
     8. Compliance With Code Section 409A. The Agreement is amended to include the following provision:
          (a) Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code (“Code”) shall be paid to Executive at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time).
          (b) The intent of this provision is to ensure that no additional tax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409A, and may require, for example, a delay in commencement of payments until six months after Executive’s termination of employment with the Company. In the event any payment is delayed by reason of this Paragraph 8 of this Second Amendment, such payment shall, when made, be increased by an amount representing “interest” from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company’s cost of borrowing as the interest rate, as determined by the Company at its discretion.

     9. Legal Fees. The Company agrees to pay Employee’s reasonable legal fees, costs and expenses in connection with the negotiation of this Second Amendment up to Five Thousand Dollars ($5,000).
     10. Controlling Law. This Second Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
     11. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Second Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
     12. Effect of Amendment. Except as may be affected by this Second Amendment, all of the provisions of the Agreement and First Amendment, as amended hereby, shall continue in full force and effect. The provisions of this Second Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement as modified by the First Amendment other than as expressly set forth herein.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

THE BON-TON STORES, INC.

/s/ TIM GRUMBACHER		May 23, 2006

By:	Tim Grumbacher	Date
Executive Chairman of the Board

/s/ BYRON L. BERGREN		May 23, 2006

Byron L. Bergren		Date

EXHIBIT A
Restricted Share Grant — Term Sheet
          Grant to be made under the Company’s 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”).
          Date of Grant: Date of approval of the Second Amendment by Board and HRCC and execution of the Second Amendment by Employee and the Company (expected to be May 22, 2006).
          Number of shares: To be determined by dividing $1,000,000 by the closing price of a share as of Date of Grant.
          Vesting: 100% vested as of February 8, 2008 provided employed through such date. Earlier vesting (100%) occurs if: (a) there is a Change of Control (as defined in the Stock Incentive Plan), (b) Employee is terminated by the Company without Cause, or (c) Employee resigns for Good Reason.
          Dividends with respect to Restricted Shares shall be paid to Employee in cash currently.
          Grant Document to be substantially in the same form as the Restricted Stock Agreement used for August 24, 2004 grant.

EXHIBIT B
Restricted Stock Unit (RSU) Grant — Term Sheet
          Grant to be made under the Company’s 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”).
          Date of Grant: Date of approval of amended and restated Stock Incentive Plan by Company’s shareholders.
          Number of shares subject to RSU: To be determined by dividing $1,000,000 by the closing price of a share as of date of approval of the Second Amendment by Board and HRCC and execution of the Second Amendment by Employee and the Company (same as Date of Grant for Restricted Stock Grant).
          Vesting: 50% of the RSU Grant (the “2006 RSUs”) vests based on performance of Company during current fiscal year, and remaining 50% of the RSU Grant (the “2007 RSUs”) vests based on performance of Company during the following fiscal year. Special vesting rules apply to the 2007 RSUs. The vesting rules are set out below.
          Dividends with respect to RSUs that are treated as “vested” are accumulated from and after the date as of which they are determined to be vested, and retained by the Company until the date the Shares underlying the RSUs are actually delivered to the Employee.
          Delivery of underlying Shares to be six months after effective date of Employee’s termination of employment or, if later, as soon as practicable after the determination of performance vesting of the RSUs is determined.
Provisions Regarding Vesting of RSUs:
•	RSUs not earned and vested on the effective date of Employee’s termination of employment for any reason, whether initiated by Employee or by the Company, are forfeited, except as provided otherwise below with respect the 2007 RSUs.

•	RSUs fully vest on occurrence of a Change of Control (as defined in the Stock Incentive Plan) as follows: (i) in the event of a Change of Control before February 4, 2007, all RSUs fully vest provided Employee is employed as of the date of such Change of Control; (ii) in the event of a Change of Control on or after February 4, 2007 and on or before February 2, 2008, the 2007 RSUs fully vest provided Employee is employed as of the date of such Change of Control. The occurrence of a Change of Control on or after February 4, 2007 shall have no effect on the vesting of the 2006 RSUs.

2006 RSUs:
•	Fully vested if the Company achieves the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table.

•	Eighty seven and one-half percent (87.5%) vested in the event that the Company achieves ninety-five percent (95%) of the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table.

•	Seventy five percent (75%) vested in the event that the Company achieves ninety percent (90%) of the Net Income required for the target bonus as specified on the CEO 2006 Bonus Metrics Table.

•	Forfeited entirely if Net Income for applicable fiscal year is below Net Income required for the threshold bonus as specified on the CEO 2006 Bonus Metrics Table.
2007 RSUs:
•	Targets for the 2007 RSUs (the “2007 RSU Targets”) to be established by the HRCC at the same time as performance goals are established by the HRCC for the cash bonus under the Cash Bonus Plan pursuant to Paragraph 4(b) of the Agreement, as amended by Paragraph 3 of the Second Amendment.

•	In the event Employee is discharged without Cause or resigns for Good Reason on or after February 4, 2007, the 2007 RSUs granted to Employee become vested to the extent provided under the terms of the 2007 RSU Targets to the same extent as would have applied had Employee remained employed through the date the determination of vesting for the 2007 RSUs is made. Vesting and delivery under this bullet point is contingent on Employee’s execution of a general release of claims.